Exhibit 10.40
CONSULTANCY AGREEMENT

BETWEEN:    ALIGHT SOLUTIONS LLC, with its registered office at 320 S. Canal Street, 50th Floor, Suite 5000, Chicago, Illinois 60606, represented by its Chief Legal Officer, hereafter referred to as the “Company”;

AND:    ROCA N.V., with its registered office at [***], represented by its principal Mr. Michael Rogers, hereafter referred to as the “Consultant”.

The Company and the Consultant are collectively referred to as the “Parties” or individually as a “Party”.

WHEREAS:

The Company is active in the United States of America and other countries in the field of cloud-based digital business and human capital service solutions.

The Consultant has appropriate knowledge and expertise of the market in which the Company is active and represents that he is capable of providing the services described in this agreement (the “Agreement”) for the Company to realise its objectives.

The Company would like the Consultant to perform the services that are set out in this Agreement.

Exhibit 10.40
IT HAS BEEN AGREED AS FOLLOWS:

1.    Condition precedent

1.1
[Intentionally blank]

1.2
The present Consultancy Agreement is also entered into under the condition precedent that if the Consultant is working in the US, the Consultant represents that he can legally work in the US as a self-employed consultant and that he has obtained the required work permit, visa and/or authorization to work as a self-employed in the US.

2.    Services

The Consultant will provide the following services to the Company (the “Services”):

    Advising the Chief Legal Officer, the Chief Legal Officer’s designees and members of the Company’s Board of Directors regarding oversight of the Company’s Human Resources (“HR”) function and all HR matters, including workforce planning, talent acquisition, compensation, employee relations, training, and legal compliance, as well as developing a diverse, equitable, and inclusive organizational culture;
    Serving as a trusted advisor to the executive team;
    Developing the strategy for recruiting, developing, and retaining top talent for approval by the executive team;
    Overseeing the administration of company-wide personnel policies and services to improve organizational performance in alignment with the Company’s objectives;
    Strengthening the systems, processes, and infrastructure in place to support the Company’s business and people strategies;
    Supporting management of compensation and benefits programs, including continuing to serve as a member of the U.S. benefits fiduciary committee; and
    Informing on strategies that lead to increased workforce engagement and satisfaction

In addition to the Services, the Consultant will perform such other services for the Company as may be agreed from time-to-time between the Company and the Consultant. For the avoidance of doubt, the Consultant acknowledges that he is not serving in a policy making function and that any formal actions binding the Company in connection with any of the foregoing services must be approved by the Chief Legal Officer. Further, the Consultant will apprise the Chief Legal Officer of any interactions or outreach from the Company’s Board of Directors or members thereof before information is presented or recommendations are made to the Board or members thereof; if the interaction with or outreach from the Board relates to the Chief Legal Officer, Consultant will apprise the Chief Executive Officer of any such interactions or outreach before information is presented or recommendations are made to the Board or members thereof.

Exhibit 10.40
The Services will be performed in the offices of the Company in Chicago, Illinois or at any other place designated by the Company.

3.    Term of the Agreement

This Agreement is entered into for a defined term, starting from the day of the sale of NorthgateArinso Belgium BV to Axiom, 12 July 2024 and ending on 31 December 2024 (the “Term”), unless Parties would mutually agree to defer the termination date of this Agreement by entering into an annex hereto (hereafter “the Term”).

4.    Fees

4.1

In consideration for the Services beginning 12 July 2024 and ending 31 August 2024, the Company agrees the Consultant will continue to receive compensation equal to that provided in the Assignment letter dated March 1, 2024 (“Assignment Letter”) to the extent not yet paid.

In consideration for the Services beginning 1 September 2024, the Consultant will be paid a monthly retainer of 37,790 EUR. The Company will also continue to provide the Assignment Benefits identified in Section 9 of the Assignment Letter.

Any payments in this Section 4 will be prorated to account for any partial month in the Term.

4.2
All invoices will be paid by the Company within thirty (30) days following the date of receipt of the invoice.

5.    Expenses

5.1
All costs relating to the Services of the Consultant performed under this Agreement will be deemed to be covered by the fees set out above. The Company will reimburse the Consultant’s reasonable expenses incurred in connection with performing the Consulting Services; provided that, the Consultant notifies the Company in writing s prior to incurring the expenses, the expenses are invoiced to Company at cost (no mark-up) and are submitted in accordance with Company’s Expense Guidelines, a copy of which can be found at https://alight.com/alightreimbursementguidelines.

Exhibit 10.40
6.    Performance of the Agreement by the Consultant

6.1
The Consultant will carry out his tasks completely independently and autonomously and will, in performing this Agreement, only be guided by general guidelines or strategic decisions taken by the Company. The Parties expressly agree that each of them is and will remain a fully independent contractor and that they are acting in complete independence from one another and with neither of them being subordinate to the other. The Parties acknowledge that this independent relationship is an essential element of this Agreement, failing which they would never have entered into this Agreement.

6.2
The Consultant is free to organise his work and to determine how the Services will be performed. In this respect, the Consultant autonomously determines the way in which he organises the performance of the Services and his working time.

The Consultant will report from time-to-time to the Chief Legal Officer of the Company on the progress of the Services.

6.3
The Consultant will not be entitled to subcontract or otherwise transfer the performance of this Agreement to third parties.

6.4
The Consultant will execute this Agreement in full compliance with Belgian, US, and other applicable laws and with all the competence, independence and dedication owed by a professional. He will also devote all the necessary means, time and effort to his tasks. The Consultant represents that he will abide by all tax and social security obligations relevant to the provision of the Services under this Agreement. The Consultant will be solely responsible and liable for all taxes, social security charges and other dues relating to or arising from the activities carried out in performing his duties under this Agreement or otherwise.

6.5
During the Term of the Agreement the Consultant will render the Services to the Company on an exclusive basis.

6.6
The Consultant will remain solely liable towards the Company for the full and correct performance of the Services and undertakes to dedicate himself to the Services sufficiently so as to keep a continuous control on the progress and performance of the Services and to be able to take immediate appropriate action whenever necessary or reasonably requested by the Company.

6.7
For the avoidance of doubt, this Agreement does not create any relationship of agency, distributorship, partnership or employment between the Parties.

Exhibit 10.40
6.8
Under no circumstances will the Consultant in his own name and on his own behalf exercise (part of) the authority normally vested in the employer over the Company’s employees. If any instructions are to be given to the Company’s employees, they will only be given within the scope of application of the Services and in the name and on behalf of the Company.

6.9
To the extent the Consultant is authorised to use any of the Company’s trademarks, trade names and logos while rendering the Services, such use must immediately cease upon termination of this Agreement.

7.    Guarantees by the Consultant

7.1
The Consultant represents, guarantees and warrants that during the performance of this Agreement, he will strictly abide by all his obligations under Belgian and US law, including all obligations relating to administrative, commercial, tax, labour and social security law. The Consultant will hold the Company harmless in this respect against any claim of whatever nature that could be initiated against the Company for whatever cause.

7.2
The Consultant represents, guarantees and warrants that he can legally work in the US as a self-employed consultant, that he will strictly abide by any immigration laws and that he is responsible for securing, paying for and maintaining any required work permit, visa and/or authorization to work as a self-employed for the Term of the Agreement.

7.3
The Company will defend and indemnify the Consultant for any claim against the Consultant arising out of this agreement other than for actions in violation of Section 12.2 (i) or (ii).

8.    Confidentiality

8.1
The Consultant acknowledges and agrees that, during the performance of this Agreement, the Company will furnish, disclose or make available to the Consultant confidential and proprietary information related to the Company's business. The Consultant also acknowledges that such information has been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such confidential information could be used by the Consultant to compete with the Company.

Exhibit 10.40
8.2
The Consultant agrees and warrants for any person for whom the Consultant is or will be liable that he/they will at all times, both during and after the termination of this Agreement, maintain in confidence and will not, without the prior written consent of the Company, use, except as reasonably required in the course of performance of this Agreement, disclose or give to others any fact or information that was disclosed to or developed by the Consultant during the performance of this Agreement and is not generally available to the public, including (but not limited to) information and facts concerning business plans, customers, future customers or sales prospects, client lists, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, inventions or any other scientific, technical, trade or business secrets or confidential or proprietary information of the Company or of any third party provided to the Consultant during the term of this Agreement.

8.3
Except with the Company’s express written consent, the Consultant will not disclose to the press or publicise any information or documents relating to the Company’s activities or of any of the Company’s affiliates, nor will he use or diffuse any such information in public.

8.4
It is specifically agreed that any voluntary disclosure of the documents and information by the Consultant or any person that the Consultant warrants for or will warrant for, to a third party, without the Company’s prior written consent, is a material breach of this Agreement.

8.5
The Consultant acknowledges and agrees that, during the performance of this Agreement, the Consultant remains subject to the Company’ Code of Conduct, the Securities Trading Policy and any other applicable corporate policies of the Company as in effect from time to time.
8.6
The Parties understand that nothing prevents the Consultant from filing a charge or complaint with any federal, state or local agency charged with the enforcement of laws. The Consultant retains the right to participate in such an action and to recover any appropriate relief (including monetary damages, awards or other relief in connection with protected whistleblower activity under a government whistleblower program). Consultant retains right to communicate with the SEC and other federal, state or local agencies and such communication can be initiated by the Consultant or in response to the government and is not limited by any non-disparagement, cooperation and confidentiality obligation under this Agreement.
8.7
In the case of any breach of this Article 8 the Consultant will pay the Company damages for a lump sum amount of EUR 25,000, without prejudice to the Company’s right to claim additional damages if it can establish that it has incurred a prejudice exceeding the above amount.

Exhibit 10.40
9.    Property of the Company

The documents, studies, reports, recommendations and material, which have been put at the disposal by the Company or the group to which the Company belongs or have been created, regardless by whom, in the context of this Agreement, belong to and are the exclusive property of the Company. In the case of this Agreement’s termination, the Consultant will immediately and upon first request return to the Company all documents and other material belonging to the Company, without retaining any copies.

10.    Intellectual property

10.1
For the purposes of this Article 10, “Intellectual Property Rights” means (i) copyrights and neighbouring rights, know-how and trade secrets, patents and utility models, topographies of semiconductor products, image and design rights, trademark rights, domain names, sui generis rights on databases and (ii) all other industrial and intellectual property rights and related rights, registered or not, with regard to plans, works, presentations, memoranda, reports, logo’s, results, creations, computer programs, studies, research, inventions and other works (in the broadest sense of the term) made in execution and/or within the framework of this Agreement (hereinafter collectively referred to as the "Works").

All Intellectual Property Rights on the Works vest in the Company unconditionally, automatically and immediately upon their creation and are the exclusive property of the Company. Accordingly, the Consultant herewith assigns to the Company with full title guarantee (including, without limitation, by way of an assignment of future Intellectual Property Rights) all Intellectual Property Rights, worldwide and for the whole duration of legal protection of these Intellectual Property Rights, including, without limitation, the right to claim compensation for damages for any past, present and future damage in the case of infringement(s) on any Intellectual Property Rights and the right to take all useful measures to stop such infringement(s). The Consultant will sign any document and do anything that the Company reasonably considers necessary to give effect to this Article 10.1, and will ensure that each relevant director(s), manager(s), officer(s), employee(s), representative(s) and subcontractor(s) (if any) sign(s) those documents and do(es) those things that the Company reasonably considers necessary to give effect to this Article 10.1. The Company grants to the Consultant a royalty-free, non-exclusive, non-transferable licence to use the Intellectual Property Rights during the term of this Agreement solely to provide the Services.

As a result, the Company has, without limitation of any kind and amongst others, the sole right to:

- reproduce or authorise the reproduction of the Works, in any manner and in any form whatsoever (whether direct or indirect, temporary or permanent), in whole or in part. This right includes in particular the exclusive right to adapt, translate, lend or rent, or to authorise the adaptation, translation, lending or renting of the Works;
- communicate or authorise the communication to the public of the Works, by any means, including by making them available to the public in such a way that each person may access them from a place and at a time individually chosen by him/her;

Exhibit 10.40
- distribute or authorise the distribution to the public, by sale or otherwise, of the original of the Works or copies thereof.

10.2
The fees received by the Consultant under this Agreement referred to in Article 4 of this Agreement, are also intended to fully compensate the Consultant for the assignment set out in Article 10.1 and this for all means of exploitation of the Works, known or unknown at the signing of this Agreement. The Consultant acknowledges that these fees constitute an appropriate and proportionate compensation within the meaning of Article XI.167/1 and Article XI.167/3 of the Belgian Code of Economic Law. Therefore, except as otherwise agreed in writing with the Company, the Consultant declares that, to the largest extent permitted by law, he irrevocably waives any right he may have accrued, by law or otherwise, and/or to claim an additional compensation for the exploitation of the Intellectual Property Rights assigned to the Company under this Agreement.

10.3
The Consultant will not oppose modifications that the Company may deem fit to bring to the Works, except for modifications that would be liable to prejudice the Consultant’s honour or reputation.

11.    Restrictive Covenants

The Consultant acknowledges and agrees that the Restrictive Covenants included in Appendix A and A-1 of the “Alight, Inc. 2021 Omnibus Incentive Plan” (hereafter “the Plan”) are enforceable and will continue to apply as indicated in the Plan.

Notwithstanding the foregoing, the Company agrees that the “Restricted Period” as defined in the Plan already starts running on the day of entering into force of the present Agreement.

12.    Termination of the Agreement

12.1
Each Party will be entitled to terminate this Agreement out of court, with immediate effect and without termination compensation being due by the terminating Party, by sending a letter by registered mail or special courier to the other Party (the “Defaulting Party”), if the Defaulting Party fails to perform, in a material and/or persistent way any of its undertakings under this Agreement or if it breaches one of the provisions of this Agreement and if this failure or breach is not remedied within 30 calendar days following the written notification of the Defaulting Party by registered mail or special courier (“Cure Period”) or if this failure or breach reasonably cannot or will not be remedied within the Cure Period.

Notwithstanding the foregoing, the Company may terminate this Agreement at any time in its sole discretion with four weeks’ notice.

Any termination of this Agreement by the Company, other than pursuant to Section 12.2, or termination of the Agreement at the end of the Term, without an offer of renewal (not to exceed one month) from the Company, will be considered “an Involuntary Termination without Cause”. Notwithstanding the

Exhibit 10.40
foregoing, if the Consultant becomes an employee of the Company immediately following the end of the Term, the termination of the Agreement shall not be considered “an Involuntary Termination without Cause”.

12.2
The Company will be entitled to terminate this Agreement, with immediate effect and without termination compensation being due to the Consultant, by sending a letter by registered mail or special courier to the Consultant:

(i)    if the Consultant and/or anyone for whom the Consultant is liable, misconduct themselves by reason of any dishonest, fraudulent, criminal, malicious or materially negligent act or omission (whether during or outside the course of this Agreement and whether in connection with the performance of this Agreement or otherwise) in such a way that in the Company’s reasonable opinion the performance of the Services, the activities, the reputation, the goodwill or the image of the Company could be affected adversely (e.g. any breach of Articles 8, 9 or 11 is deemed to constitute such misconduct);

(ii)    if the confidence between the Parties is breached considerably and this is regardless of whether this breach of confidence results from a breach of any provision of this Agreement;

13.    Severability

The possible invalidity of any provision of this Agreement does not affect the validity of the entire Agreement nor of any other provision of this Agreement. In the case of any such severability, the Parties undertake to negotiate in good faith to replace the invalid provision by a valid provision of the same or as similar effect as possible.

14.    No breach of any other commitment

Each Party to this Agreement hereby declares and guarantees to the other Party that it is entitled to enter into and to execute this Agreement and that the Agreement’s execution does not constitute a breach or infringement of any obligation that either Party might have towards third parties.

15.    Non assignability

This Agreement will not be assignable nor its rights transferred in any way by any Party except with the prior written consent of the other Party. However, such consent will not be required if the assignee is a subsidiary, a parent or an otherwise affiliated company to the Company. All provisions of this Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assignees (provided such assignment is authorised under this Agreement).

Exhibit 10.40

16.    Governing law/jurisdiction

16.1
This Agreement and the rights and obligations of the Parties under it will be construed in accordance with and governed by the laws of the state of Illinois.

16.2
Any dispute arising between the Company and the Consultant in connection with the validity, the application, the execution or the interpretation of this Agreement will exclusively be subjected to the Courts of the state of Illinois.

17.    Insurance

The Consultant shall provide proof of insurance coverage as subject to the parties mutual agreement.

18.    Compliance with Law

Each Party shall comply in all material respects with the laws applicable to its business, operations and employment of its personnel. Consultant shall comply with, and ensure that all of its personnel comply with Company’s Supplier Code of Conduct, a copy of which can be found at Alight’s Supplier Code of Conduct.

19.    Miscellaneous.

Clauses 6 (Performance of the Agreement by the Consultant), 8 (Confidentiality), and 10 (Intellectual Property) and any other provision expressed to survive termination or expiration and those provisions necessary for interpretation or enforcement of this Agreement will survive the termination or expiration of this Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the Consulting Services, and supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

This Agreement may only be amended by written agreement, executed by both Parties.

20.    Counterparts.

This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

By signing this Agreement, the Consultant acknowledges having received from the Company all the general indications that are necessary for the performance of this Agreement.

Exhibit 10.40

Made on the date as designated below in two originals, each Party acknowledging having received one original.

For the Alight Solutions LLC (“the Company”)    For ROCA N.V. (“Consultant”)

Name: /s/ Martin Felli                         Name: /s/ Michael Rogers
Title: Chief Legal Officer                    Title: Consultant
Date: September 24, 2024     Date: October 14, 2024